As filed with the Securities and Exchange Commission on October 2, 2025

Registration Statement on Form S-8 (No. 333-149730)

Registration Statement on Form S-8 (No. 333-179602)

Registration Statement on Form S-8 (No. 333-215545)

Registration Statement on Form S-8 (No. 333-234317)

Registration Statement on Form S-8 (No. 333-268129)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-149730

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-179602

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215545

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234317

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-268129

UNDER

THE SECURITIES ACT OF 1933

BIG 5 SPORTING GOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-4388794
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2525 East El Segundo Boulevard El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Big 5 Sporting Goods Corporation 2007 Equity and Performance Incentive Plan

Big 5 Sporting Goods Corporation Company’s Amended and Restated 2007 Equity and Performance Incentive Plan

Big 5 Sporting Goods Corporation Company’s 2019 Equity Incentive Plan

(Full title of the Plan)

Ian R. Landgreen

Executive Vice President of Business Affairs, General Counsel & Corporate Secretary

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

(310) 536-0611

Copy to: Jeffrey A. Brill David Eisman Glen Mastroberte Skadden, Arps, Slate Meagher & Flom LLP One Manhattan West 395 9th Avenue New York, New York 10001 (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) of Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration Statement on Form S-8 (File No. 333-149730), originally filed with the SEC on March 14, 2008 registering 3,528,150 shares of the Company’s common stock to be issued to participants under the Company’s 2007 Equity and Performance Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-179602), originally filed with the SEC on February 21, 2012 registering 1,250,000 shares of the Company’s common stock to be issued to participants under the Company’s Amended and Restated 2007 Equity and Performance Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-215545), originally filed with the SEC on January 13, 2017 registering 2,000,000 shares of the Company’s common stock to be issued to participants under, and amending, the Company’s Amended and Restated 2007 Equity and Performance Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-234317), originally filed with the SEC on October 25, 2019 registering 5,735,066 shares of the Company’s common stock to be issued to participants under the Company’s 2019 Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-268129), originally filed with the SEC on November 3, 2022 registering 3,300,000 shares of the Company’s common stock to be issued to participants under the Company’s 2019 Equity Incentive Plan.

On October 2, 2025, pursuant to an Agreement and Plan of Merger, dated as of June 29, 2025, by and among the Company, Worldwide Sports Group Holdings LLC, a Delaware limited liability company (“Parent”), WSG Merger LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 9.13 of the Merger Agreement, Worldwide Golf Group LLC, a Delaware limited liability company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file a Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company hereby removes from registration all of such securities of the Company registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Segundo, state of California, on October 2, 2025.

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Steven G. Miller
Name: Steven G. Miller
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.